Exhibit 4.1

(TRANSLATION)

DAIICHI PHARMACEUTICAL CO., LTD.

ARTICLES OF INCORPORATION

CHAPTER I.

GENERAL PROVISIONS

Article 1.	(Corporate Name)

The name of the Company shall be “Daiichi Seiyaku Kabushiki Kaisha” and in English “DAIICHI PHARMACEUTICAL CO., LTD.”

Article 2.	(Location of Head Office)

The head office of the Company shall be located in Chuo-ku, Tokyo.

Article 3.	(Purposes)

The purposes of the Company shall be to engage in the following business:

(1)	Manufacturing, sale, export and import of pharmaceuticals, veterinary medicines, quasi-pharmaceuticals, cosmetics, aroma chemicals, foodstuffs, food additives, feedstuff, feed additives, chemical products, industrial chemicals, agricultural chemicals, reagents, radioactive pharmaceuticals, and other medical agents;

(2)	Manufacturing and sale of medical instruments as well as sale, export and import of daily necessities and miscellaneous goods;

(3)	Assumption of experiment and research relating to safety of drugs;

(4)	Purchase, sale, lease, management and brokerage of real estate;

(5)	Publishing;

(6)	Automobile transportation;

(7)	Casualty insurance agency and solicitation of life insurance; and

(8)	Any and all business and investment related to each of the foregoing items.

Article 4.	(Method of Giving Public Notices)

Public notices of the Company shall be published in the Nihon Keizai Shimbun, to be published in Tokyo.

CHAPTER II.

SHARES

Article 5.	(Total Number of Shares)

The total number of shares authorized to be issued by the Company shall be seven hundred and eighty-nine million (789,000,000).

Article 5-2.	(Acquisition of the Company’s own shares)

The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provision of Article 211-3, Paragraph 1, Item 2 of the Commercial Code.

Article 6.	(Number of Shares Constituting One Unit of Shares)

The number of shares constituting one unit (tangen) of shares of the Company shall be one hundred (100).

Article 7.	(Non-Issuance of Certificates for Fractional Unit Shares)

The Company shall not issue any certificate for shares constituting less than one full unit (tangen miman kabushiki; hereinafter referred to as “fractional unit shares”), provided, however, that this provision shall not apply to cases provided for in the Share Handling Regulations.

Article 8.	(Transfer Agent)

1.      The Company shall appoint a transfer agent with respect to its shares and stock acquisition rights.

2.      The transfer agent and its handling office shall be elected by a resolution of the Board of Directors and a public notice thereof shall be released.

3.      The register of shareholders, the register of beneficial shareholders (hereinafter referred to as, “the Register of Shareholders, Etc.”), the register of stock acquisition rights and the register of lost share certificates of the Company shall be kept at the handling office of the transfer agent. The Company shall cause the transfer agent to handle the registration of the transfer of shares and share acquisition rights, the repurchase of fractional unit shares, procedures for lapsed share certificates, and other business pertaining to the shares and the stock acquisition rights, and the Company, itself, shall not handle such business.

Article 9.	(Share Handling Regulations)

Denominations of share certificates, registration of transfer of shares or stock acquisition rights, repurchase of fractional unit shares, handling of procedures for lapsed share certificates, and other handling business and charges related to the shares and the stock acquisition rights of the Company shall be governed by the Share Handling Regulations established by the Board of Directors.

Article 10.	(Record Date)

1.      Shareholders (including the beneficial shareholders; hereinafter the same shall apply) who are listed or recorded on the latest Register of Shareholders, Etc. as of March 31st of each year shall be entitled to exercise their rights at an ordinary general meeting of shareholders of the Company with regard to such fiscal year.

2.      In addition to the preceding paragraph, the Company may, whenever necessary, in accordance with a resolution of the Board of Directors and upon giving prior public notice, treat the shareholders or registered pledgees who are listed or recorded on the Register of Shareholders, Etc. as of a certain date as shareholders or registered pledgees entitled to exercise their rights.

CHAPTER III.

GENERAL MEETINGS OF SHAREHOLDERS

Article 11.	(Convocation)

1.      The Company shall convene an ordinary general meeting of shareholders in June of every year.

2.      The Company may convene an extraordinary general meeting of shareholders whenever necessary in accordance with a resolution of the Board of Directors.

3.      The Company may hold a general meeting of shareholders at the head office of the Company or any other place within any ward of Tokyo.

Article 12.	(Person Authorized to Convene General Meetings of Shareholders and Chairperson)

The President and Director shall convene a general meeting of shareholders in accordance with a resolution of the Board of Directors and shall act as the chairperson thereat. When the President and Director is unable to act in this capacity, the Executive Vice President and Director, Senior Managing Director or Managing Director, in order of precedence, shall act in place of the President and Director.

Article 13.	(Method of Adopting Resolutions)

1.      Unless otherwise provided for in laws and ordinances or these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of the voting rights held by the shareholders present at the meeting.

2.      Special resolutions provided for in Article 343 of the Commercial Code shall be adopted by no less than two-thirds (2/3) of the voting rights held by the shareholders present at a meeting at which shareholders holding no less than one-third (1/3) of the voting rights of the total shareholders are present.

Article 14.	(Exercise of Voting Rights by Proxy)

1.      A shareholder may exercise his/her voting rights through another shareholder, as a proxy, who holds voting rights of the Company; provided, however, that such proxy shall be restricted to one (1) person.

2.      A shareholder or his/her proxy shall submit to the Company a document evidencing the authority of such proxy at every general meeting of shareholders.

CHAPTER IV.

DIRECTORS AND BOARD OF DIRECTORS

Article 15.	(Authorized Number)

The Company shall have no more than twenty (20) Directors.

Article 16.	(Election)

1.      Directors shall be elected at a general meeting of shareholders.

2.      A resolution of a general meeting for the election of Directors prescribed in the immediately preceding paragraph shall be adopted by a majority of the voting rights held by the shareholders present at a meeting at which shareholders holding no less than one-third (1/3) of the voting rights of the total shareholders are present.

3.      No cumulative voting shall be used in the adopting of a resolution for election of Directors.

Article 17.	(Term)

1.      The term of office of a Director shall expire upon conclusion of an ordinary general meeting of shareholders with respect to the last fiscal year within two (2) years after the Director assumes office.

2.      The term of office of a Director who is elected to increase the number of Directors or to fill a vacancy created by a Director who has retired before completion of his/her term shall expire when the term of office of the other Directors then in office is to expire.

Article 18.	(Representative Directors and Directors with Titles)

1.      The Company shall appoint Directors who represent the Company by a resolution of the Board of Directors.

2.      The Board of Directors may appoint one (1) Chairperson of the Board, one (1) President and Director, and one or a few Executive Vice President(s) and Director(s), Senior Managing Director(s) and Managing Director(s).

Article 19.	(Remuneration)

The remuneration and retirement allowances for Directors shall be determined by a resolution of a general meeting of shareholders.

Article 20.	(Notice of Convocation)

A notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor no later than three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in case of urgency.

Article 21.	(Regulations of the Board of Directors)

Matters pertaining to the Board of Directors shall be governed by the Regulations of the Board of Directors provided for by the Board of Directors.

Article 22.	(Corporate Adviser and Consultant)

The Company may obtain a corporate adviser and consultant through a resolution of the Board of Directors.

CHAPTER V.

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 23.	(Authorized Number)

The Company shall have no more than five (5) Corporate Auditors.

Article 24.	(Election)

1.      Corporate Auditors shall be elected at a general meeting of shareholders.

2.      A resolution of a general meeting for the election of Corporate Auditors prescribed in the immediately preceding paragraph shall be adopted by a majority of the voting rights held by the shareholders present at a meeting at which shareholders holding no less than one-third (1/3) of the voting rights of the total shareholders are present.

Article 25.	(Term)

1.      The term of office of a Corporate Auditor shall expire upon conclusion of an ordinary general meeting of shareholders with respect to the last fiscal year within four (4) years after the Corporate Auditor assumes office.

2.      The term of office of a Corporate Auditor who is elected to fill a vacancy of a Corporate Auditor who has retired before completion of his/her term shall expire when the term of office of such retired Corporate Auditor is to expire.

Article 26.	(Full-time Corporate Auditors and Senior Corporate Auditor)

The Corporate Auditors shall appoint Full-time Corporate Auditors from among themselves. In addition, they may also appoint Senior Corporate Auditors from among themselves.

Article 27.	(Remuneration)

The remuneration and retirement allowances for Corporate Auditors shall be determined by a resolution of a general meeting of shareholders.

Article 28.	(Notice of Convocation)

A notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor no later than three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in case of urgency.

Article 29.	(Regulations of the Board of Corporate Auditors)

Matters pertaining to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors provided for by the Board of Corporate Auditors.

CHAPTER VII.

ACCOUNTING

Article 30.	(Fiscal Year)

The accounts of the Company shall be closed on March 31st of each year.

Article 31.	(Payment of Dividends)

Dividends shall be paid to the shareholders or the registered pledgees who are listed or recorded on the latest Register of Shareholders, Etc. as of March 31st of each year.

Article 32.	(Interim Dividends)

The Company may, by a resolution of the Board of Directors, pay interim dividends (cash distributions pursuant to the provision of Article 293-5 of the Commercial Code) to the shareholders or the registered pledgees who are listed or recorded on the latest Register of Shareholders, Etc. as of September 30th of each year.

Article 33.	(Prescription Period of Dividends)

In the case dividends or interim dividends remain unclaimed for three (3) years after the date of the commencement of payment thereof, the Company shall be exempted from the obligation to pay such dividends.

Enacted:	January 31, 1918
Amended:	June 25, 1920
December 20, 1922
November 26, 1923
July 5, 1928
April 27, 1929
April 25, 1933
April 28, 1934
April 24, 1937
October 25, 1938
April 26, 1939
April 26, 1940
August 11, 1941
August 10, 1942
May 19, 1943
February 19, 1944
May 28, 1946
May 3, 1947
September 28, 1948
April 30, 1949
November 15, 1949
April 25, 1951
November 24, 1951
November 28, 1952
November 29, 1955
May 29, 1956
May 29, 1959
May 30, 1961
May 30, 1962
May 30, 1963
November 29, 1963
May 28, 1965
May 30, 1967
May 30, 1975
June 29, 1982
June 29, 1989
June 27, 1991
June 29, 1994
June 26, 1998
June 29, 1999
June 29, 2000
June 27, 2002
June 27, 2003
June 29, 2004